Exhibit 99.1

CONTACT:	Robert Gross
Chairman and Chief Executive Officer
(585) 647-6400

Catherine D’Amico
Executive Vice President — Finance
Chief Financial Officer
(585) 647-6400

Investor Relations:
Leigh Parrish/Caren Villarreal
Financial Dynamics
(212) 850-5600
FOR IMMEDIATE RELEASE
MONRO MUFFLER BRAKE, INC. ANNOUNCES RECORD THIRD QUARTER 2009
FINANCIAL RESULTS
~ Comparable Store Sales Increase 5.9% ~
~ Third Quarter 2009 EPS Increase 12% to $.28 ~
~ Company Reiterates Full Year 2009 Estimated EPS Range of $1.14 to $1.19 ~
~ January Month to Date Comparable Store Sales Up Approximately 15% ~
     ROCHESTER, N.Y. — January 22, 2009 — Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced record financial results for its fiscal 2009 third quarter ended December 27, 2008.
Third Quarter Results
     Sales for the third quarter of fiscal 2009 increased 5.5% to a record $118.7 million compared to $112.5 million for the third quarter of fiscal 2008. Sales were driven largely by strong in-store sales execution, especially in the maintenance service and tire categories, as well as continued effective advertising campaigns. Comparable store sales increased 5.9%, exceeding the Company’s previously estimated range of 2% to 4%. Comparable store sales for the third quarter of fiscal 2009 include a comparable store sales increase of 9.3% for the former ProCare stores. For specific product categories, comparable store sales increased approximately 3% for brakes, 10% for maintenance services, 12% for alignments and 7% for tires.

     The total sales for the quarter included an increase in sales from new stores of $2.4 million. The 19 former Craven and Valley Forge stores acquired in July 2007 and the seven former Broad Elm group stores acquired in January 2008 contributed $1.7 million of the increase. The total sales for these acquired stores were $7.2 million in the third quarter of fiscal 2009 as compared to $5.5 million in the prior year third quarter.
     Gross margin was 38.1% in the third quarter compared to 37.7% in the prior year quarter and was driven primarily by price increases that were implemented in response to increased material costs, improved labor productivity and leveraging of fixed occupancy costs included in cost of sales. The expansion in gross margin was partially offset by the shift in sales mix towards the lower-margin tire and maintenance services categories. Total operating expenses were $35.3 million, or 29.7% of sales, compared with 29.8% of sales for the same period of the prior year.
     Operating income for the quarter increased 11.1% to $9.9 million from $8.9 million in the third quarter of fiscal year 2008. Interest expense was $1.5 million, relatively unchanged from the prior year’s third quarter.
     Net income for the third quarter increased 5.2% to a record $5.6 million compared to $5.3 million for the prior year period. Diluted earnings per share for the quarter increased 12% to $.28, compared to diluted earnings per share of $.25 in the third quarter of fiscal 2008 and were in line with the Company’s previously estimated range. Net income for the third quarter reflects an effective tax rate of 34% compared with 30% for the prior year period. Pre-tax income for the third quarter increased to $8.5 million, a 12.6% increase over the prior year period.
     The Company opened three locations and closed one during the quarter, ending the third quarter of fiscal 2009 with 711 stores.
     Robert G. Gross, Chairman and Chief Executive Officer stated, “We are pleased to have delivered another quarter of record performance and our third straight quarter of industry-leading comparable store sales increases in the mid-single digits. For the third quarter, we continued to reap the rewards of our effective advertising and promotions and our aggressive efforts to gain market share during a challenging time for many of our competitors. In addition, we are particularly pleased that our customers continue to return to us as their trusted service provider as tough economic conditions have, in many cases, caused them to extend the lives of their vehicles, thereby requiring more frequent and larger repairs.”

     First Nine Month Results
     For the nine-month period, net sales increased 8.1% to $359.0 million from $332.2 million in the same period of the prior year. Net income for the first nine months of fiscal 2009 was a record $21.0 million, or $1.05 per diluted share, compared with $20.0 million, or $.89 per share in the comparable period of fiscal 2008.
Company Outlook
     Based on year-to-date performance and current business trends, the Company anticipates fourth quarter comparable store sales growth to be in the range of 4% to 7% and diluted earnings per share to be in the range of $.09 to $.14, compared to $.10 for the fourth quarter of fiscal 2008, which included a gain on property sales of $1 million and an income tax benefit of $300,000.
     For fiscal 2009, the Company now anticipates sales in the range of $467 million to $471 million and comparable store sales growth of 5% to 6%. This compares with its previously expected sales of $460 million to $465 million and comparable store sales growth of 3% to 4%. The Company reiterated its expected full year diluted earnings per share range of $1.14 to $1.19. The estimates are based on 20.2 million weighted average shares outstanding and exclude the impact of any potential acquisitions.
     Mr. Gross concluded, “We are very encouraged by our performance through the first nine months of fiscal 2009. Our business continues to perform well into the new calendar year with comparable store sale increases for January of 15%, with only three days left in the month. Notably, we remain on track to deliver our eighth consecutive year of positive comparable store sales results, highlighting our Company’s ability to thrive during both strong and weak economies. That said, while we are certainly pleased with our performance to date this year, we recognize that we are operating in an environment of a weak economy and consumer confidence, and therefore remain cautiously optimistic about our prospects for the remainder of the fiscal year 2009. In addition, we will continue to actively evaluate the competitive landscape and pursue additional acquisitions when we believe that purchase prices are at appropriate levels.”

Webcast and Earnings Conference Call
     The Company will host a conference call and audio webcast on January 22, 2009 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 800-811-8824 and using the required pass code 5694885. A replay will be available approximately one hour after the recording through Thursday, January 29, 2009 and can be accessed by dialing 888-203-1112. The live conference call and replay can also be accessed via audio webcast at the “Investor Info” section of the Company’s website, located at www.monro.com. An archive will be available at this website through January 29, 2009.
About Monro Muffler Brake
     Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire and Tread Quarters Discount Tires. The Company currently operates 711 stores and has 14 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine and Michigan. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.
The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 29, 2008.
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MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars and share counts in thousands)

	Quarter Ended Fiscal December
	2008	2007	% Change

Sales	$118,680	$112,513	5.5%
Cost of sales, including distribution and occupancy costs	73,465	70,064	4.9

Gross profit	45,215	42,449	6.5

Operating, selling, general and administrative expenses	35,694	34,377	3.8
Intangible amortization	112	149	(24.9)
Gain on disposal of assets	(510)	(1,006)	(49.3)

Total operating expenses	35,296	33,520	5.3

Operating income	9,919	8,929	11.1
Interest expense, net	1,536	1,508	1.9
Other income, net	(99)	(114)	(12.4)

Income before provision for income taxes	8,482	7,535	12.6
Provision for income taxes	2,904	2,233	30.0

Net income	$5,578	$5,302	5.2

Diluted earnings per share	$.28	$.25	12.0%

Weighted average number of diluted shares outstanding	20,127	21,553
Number of stores open (at end of quarter)	711	713

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars and share counts in thousands)

	Nine Months Ended Fiscal December
	2008	2007	% Change

Sales	$358,961	$332,178	8.1%
Cost of sales, including distribution and occupancy costs	212,456	197,514	7.6

Gross profit	146,505	134,664	8.8

Operating, selling, general and administrative expenses	109,332	100,865	8.4
Intangible amortization	368	413	(10.8)
Gain on disposal of assets	(828)	(851)	(2.7)

Total operating expenses	108,872	100,427	8.4

Operating income	37,633	34,237	9.9
Interest expense, net	4,648	3,951	17.6
Other income, net	(360)	(684)	(47.4)

Income before provision for income taxes	33,345	30,970	7.7
Provision for income taxes	12,301	10,985	12.0

Net income	$21,044	$19,985	5.3

Diluted earnings per share	$1.05	$.89	18.0%

Weighted average number of diluted shares outstanding	20,096	22,417

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars in thousands)

	December 27,	March 29,
	2008	2008

Current assets
Cash	$3,406	$2,108
Inventories	69,619	66,183
Other current assets	25,169	24,582

Total current assets	98,194	92,873
Property, plant and equipment, net	184,049	184,184
Other noncurrent assets	91,002	93,412

Total assets	$373,245	$370,469

Liabilities and Shareholders’ Equity
Current liabilities	$72,035	$58,311
Long-term debt	93,093	122,585
Other long term liabilities	14,379	14,725

Total liabilities	179,507	195,621
Total shareholders’ equity	193,738	174,848

Total liabilities and shareholders’ equity	$373,245	$370,469